Exhibit 10.22

FIRST AMENDMENT

TO THE

LICENSE AND DISTRIBUTION AGREEMENT

between

CHIESI FARMACEUTICI S.p.A.

and

CORNERSTONE THERAPEUTICS INC.

September 28, 2010

FIRST AMENDMENT

This FIRST AMENDMENT (this “First Amendment”) is made as of this 28th day of September, 2010 between Chiesi Farmaceutici S.p.A. a company incorporated under the laws of Italy, with its principal place of business at Via Palermo 26/A, 43122 Parma, Italy (“Chiesi”) and Cornerstone Therapeutics, Inc. a company incorporated under the laws of Delaware, with its principal place of business at 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518, USA (“Cornerstone”, and together with Chiesi, the “Parties”, each a “Party”).

WITNESSETH

WHEREAS, Chiesi has entered into a License and Distribution Agreement dated as of May 6, 2009, with Cornerstone (the “Agreement”), pursuant to which Cornerstone has obtained a license from Chiesi for the purpose of importing, storing, handling, promoting, distributing, marketing, offering for sale and selling the Product under the Trademark in the Territory;

WHEREAS, Chiesi and Cornerstone have agreed to introduce a new provision in the Agreement, pursuant to which Chiesi shall grant Cornerstone a right to use its Product’s domain name “www.Curosurf.com” in order to allow Cornerstone to perform promotion and marketing activities on the Product through its internet web site.

WHEREAS, Chiesi and Cornerstone consequently wish to amend the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be bound, the Parties hereby agree as follows, it being understood that the definitions used herein shall have the same meaning of the definitions set forth in the Agreement, unless the context clearly indicates otherwise:

8.6	Product Web Marketing

8.6.1 In consideration of US $1 (United States One Dollar), receipt of which is hereby acknowledged by Chiesi, Chiesi hereby grants to Cornerstone the right to use Chiesi’s Product domain name “www.Curosurf.com” (“Domain Name”) solely in connection with the promotion and marketing of the Product in the Territory through Cornerstone’s dedicated internet web site in connection with the Domain Name (“Web Site”).

8.6.2 Cornerstone shall be solely responsible for creating, placing, removing, operating, uploading, and maintaining, at its costs and expenses, the Web Site on which publish or display any marketing and/or promotional materials and/or information which in any way mentions, describes, contains, depicts or otherwise referring to the Product and/or the Trademark in the Territory (“Product Materials”).

8.6.3 Cornerstone acknowledges that Chiesi or its Affiliate or licensors (i) are the owner of all rights, title and interest to the Domain Name and all associated goodwill and (ii) shall be solely responsible for maintaining, at its costs and expenses, the registration of the Domain Name in the Territory. Cornerstone further acknowledges that Chiesi may terminate this Agreement in accordance with the provisions of Section 12.2, if Cornerstone takes any action which materially impairs any such right, title or interest or challenges the validity, scope or enforceability of the Domain Name.

8.6.4 As a condition of the rights granted herein, Cornerstone must obtain Chiesi’s prior written approval prior to publication or display on the Web Site of any Product Materials. Cornerstone shall submit to Chiesi clear and readable color copies of such Product Materials, including without limitation, web pages, together with sufficiently detailed descriptions or samples of all concepts, layouts, designs, copy/content, structure/icons, and functionality to be utilized for the proposed web pages with a truthful, complete, and accurate description of how Cornerstone plans to use such web page. Copies, samples or description of the Product Materials may be retained by Chiesi, at its option. Chiesi reserves the absolute and unconditional right to control and to approve any and all Product Materials for the Web Site. Any approval, consent, or authorization by Chiesi shall be given or withheld in Chiesi’s sole discretion, and shall not be valid unless such approval, consent, or authorization is obtained by Cornerstone via electronic mail at one of the addresses indicated below (“Approval(s)”). Chiesi shall use reasonable efforts to respond to each request for Approval (a) within ten (10) business days of its receipt of such request in the ordinary course of business; or, (b) within two (2) business days of request if the Agency requires a modification to the Web Site and/or to the Product Materials. Chiesi’s silence or failure to respond to a request for approval within such period shall be deemed an Approval.

Electronic Mail Approval Request should be sent to:

jason.beyer@crtx.com

rob.walton@crtx.com

alan.roberts@crtx.com

8.6.5 In no event Chiesi shall be liable for any costs, expenses, losses, or damages resulting from any Approval by Chiesi. Chiesi’s Approval shall in no way waive, modify, or limit Cornerstone’s obligations to comply with all applicable laws, rules and regulation or relevant guidelines for the advertising of pharmaceutical products on internet in the Territory. Any of such Approvals shall not constitute or imply any representation or belief by Chiesi that the Product Materials or actions so approved comply with any applicable laws, rules and regulations or relevant guidelines for the advertising of pharmaceutical products on internet in the Territory.

8.6.6 Cornerstone will not be permitted to link from Cornerstone’s web pages featuring the Products to any third party web page; provided, however, that Cornerstone will be permitted to link other pages of Cornerstone’s web site to third party web pages.

For the avoidance of doubts, the Parties acknowledge that users from other countries other than the Territory may have online access to the Web Site and therefore to the Product Materials and nothing in this Agreement shall be construed to prohibit such users from doing so.

8.6.7 The rights granted to Cornerstone under this Article 8.6 may not be sublicensed or otherwise transferred in whole or in part without Chiesi prior written approval, save that Cornerstone may grant a limited sub-licence of the rights in this Article 8.6 to a third party hosting the Product Materials provided that (i) Cornerstone will remain responsible for obtaining all Approvals as required in Section 8.6.4 above, (ii) the grant of such sub-licences shall not relieve Cornerstone of any of Cornerstone’s obligations under this Agreement, and Cornerstone shall remain primarily liable under this Agreement.

8.6.8 Cornerstone will not attack, dispute, or contest the validity or the ownership of the Domain Name or any registrations issued or issuing with respect thereto, both during the Term of this Agreement and thereafter. Cornerstone’s use of the Domain Name shall inure to the benefit of Chiesi, for all purposes including domain name registrations. In the event Cornerstone acquires any rights relating to the Domain Name for any reason, Cornerstone agrees to assign, and hereby does assign, at no cost, all such rights, together with any related goodwill, to Chiesi. Cornerstone shall use its best efforts not to do any act which would or might endanger, destroy or similarly affect the value of the goodwill pertaining to the Domain Name nor do any act which might support a petition to cancel any registration relating to the Domain Name or cause the applicable registrar to require a disclaimer of exclusive rights in such Domain Name nor assist any other person or other entity directly or indirectly in such act. Cornerstone will immediately execute any documents presented to it by Chiesi to confirm Chiesi’s ownership of all such rights.

8.6.9 Chiesi will be entitled to conduct all enforcement proceedings relating to the Domain Name and shall at its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of the Domain Name or passing-off or any other claim or counter-claim brought or threatened in respect of the use or registration of the Domain Name Any such proceedings shall be conducted at Chiesi’s expense and for its own benefit. At Chiesi’s written request to Cornerstone and Chiesi’s expense, Cornerstone shall reasonably cooperate with Chiesi in such efforts. Chiesi shall at its own discretion decide any settlement for any such proceedings or claims.

8.6.10 Chiesi elects not to exercise its right pursuant to Section 8.6.9, Chiesi shall promptly notify Cornerstone in writing of its election, and of the circumstance of such infringement. In such event Cornerstone shall have the right, but not the obligation, to take any and all action, at its own cost and expense, to obtain a discontinuance of the alleged infringement and/or to bring suit against such infringer.

8.6.11 Other than the right to use the Domain Name, Cornerstone shall not acquire any rights to or under the Domain Name. Except as set forth herein and therein, Cornerstone shall have no right to use others domain names of Chiesi except as provided in writing in advance by Chiesi. Upon termination of this Agreement, Cornerstone will discontinue all use of the Domain Name and discontinue all representation that it is or was an authorized representative of Chiesi. This Section 8.6.11 shall survive the expiration or termination of this Agreement. Without prejudice to the foregoing, Chiesi shall have the right, at any time and for whatsoever reason, upon fifteen (15) days written notice, to require Cornerstone, to immediately stop any and all use of the Domain Name in connection with the Web Site and the Product Materials.

Except as specifically amended herein, the Agreement remains in full force and effect with respect to all other terms and conditions.

IN WITNESS THEREOF, the Parties hereto have caused this First Amendment to be duly executed in duplicate by their authorized officers as of the date hereof.

CHIESI FARMACEUTICI S.p.A.		CORNERSTONE THERAPEUTICS INC.

By:	/s/ A. Chiesi	By:	/s/ J. Beyer
Name:	Dr. Alberto Chiesi	Name:	Jason Beyer
Title:	President	Title:	Product Manager

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